Exhibit 10.4

April 23, 2024

Daniel Reuvers (By E-mail)

Dear Dan:

Thank you again for your thoughtful approach to your retirement from Tactile Systems Technology, Inc. (the “Company”). On behalf of the Company’s entire Board of Directors (the “Board”), I extend the Board’s sincere appreciation for your years of dedicated service to the Company and for working with the Board to develop a smooth transition for you and the Company.

The purpose of this letter agreement (“Agreement”) is to formalize the terms of your retirement from the Company as its Chief Executive Officer effective as of June 30, 2024 (your “Retirement Date”) and to confirm the terms of your continued employment and Board service with the Company after your Retirement Date.

CONTINUED SERVICE AS THE COMPANY’S CHIEF EXECUTIVE OFFICER

You hereby confirm that you will continue to serve as the Company’s Chief Executive Officer, reporting to the Board, through your Retirement Date, subject to all of the same terms and conditions of your current at-will employment with the Company. This means that you will continue to receive your current base salary and remain eligible for all of the same employee benefits through your Retirement Date. You acknowledge and agree that as a result of your voluntary retirement, you will not be eligible to earn or receive any payment under the Company’s annual executive bonus plan or any other form of cash incentive compensation for 2024. You also will continue to be a participant under the Company’s Executive Employee Severance Plan through your Retirement Date. You further acknowledge and agree that your voluntary retirement from the Company does not make you eligible to receive any payments or benefits under the Company’s Executive Employee Severance Plan or under any other Company severance plan or program, and that you will cease to be a participant under the Company’s Executive Employee Severance Plan effective as of your Retirement Date.

You acknowledge and agree that you remain bound by the Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement entered into by and between you and the Company and effective as of June 8, 2020 (the “Restrictive Covenants Agreement”), a copy of which has been provided to you, and nothing in this Agreement is intended to alter the Restrictive Covenants Agreement.

EMPLOYMENT FOLLOWING YOUR RETIREMENT DATE

Subject to you remaining employed by the Company through your Retirement Date, commencing as of 12:01 a.m. following your Retirement Date, you will continue to be employed by the Company as Advisor to the Chief Executive Officer through March 31, 2025, unless prior to such date the Company terminates your employment for Cause (as defined below) or you resign for any reason. In this role, you will be an exempt employee reporting to the Board, and your duties will be limited to providing operational support to the Company’s Chief Executive Officer, assisting with the implementation of the Company’s 2024 operating plan and otherwise assisting in the transition of your duties and responsibilities to the Company’s next Chief Executive Officer. You would not be restricted from any non-competitive activity, so long as it doesn’t restrict your ability to fulfill your duties as Advisor to the Chief Executive Officer. In this role you will be paid an annualized salary of $525,000, subject to applicable withholdings. You will not be eligible to earn or receive any form of cash incentive compensation for 2024 or any subsequent year. You also will not be eligible to receive any additional equity grants for 2024 or any subsequent year. Your eligibility for any employee benefits will be determined in accordance with the applicable Company-sponsored benefit plans and policies. If you become ineligible for active employee group medical, dental or vision coverage during your employment with the Company after your Retirement Date, then, subject to you taking all steps necessary to continue your group medical, dental or vision coverage pursuant to COBRA, the Company will pay the portion of the premium costs for such coverage that the Company would pay if you had remained eligible for active employee coverage for the period commencing as of the first date on which you are no longer eligible for active employee group medical, dental or vision coverage and continuing through the earlier of December 31, 2025 or the date on which you are no longer eligible to continue COBRA-related group medical, dental or vision coverage (as applicable) under applicable law. If you remain employed by the Company as of March 31, 2025, then any continued employment will be subject to the terms and conditions of employment, including with respect to compensation and responsibilities, mutually agreed to by you and the Company.

For purposes of this Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by you and intended to result in your personal gain or enrichment or the personal gain or enrichment of others at the expense of the Company; (ii) unlawful conduct or gross misconduct by you that, in either event, is materially injurious to the Company; (iii) you being charged with or convicted of a felony; or (iv) any material breach by you of any terms or conditions of this Agreement, the Restrictive Covenants Agreement or any other written agreement between you and the Company which breach has not been cured by you within fifteen (15) days after written notice thereof to you from the Company; provided, however, that for the purposes of clauses (ii) and (iv) above, no act or failure to act on your part shall be considered “Cause” if done by you pursuant to specific authorization evidenced by a resolution duly adopted by the Board or pursuant to specific advice given by counsel for the Company, unless such specific authorization or advice results in whole or in part from material misrepresentations or omissions by you.

CONTINUED BOARD SERVICE

This Agreement does not affect your current Board service. You will not receive any compensation for your Board service through March 31, 2025 or any subsequent period you remain employed by the Company. If your employment with the Company ends effective March 31, 2025, and you continue to serve on the Board following the Company’s 2025 annual meeting of stockholders, then you will be eligible to receive standard non-employee director fees in accordance with the Board’s typical practices for non-employee directors.

YOUR EQUITY RIGHTS

You acknowledge and agree that you have reviewed a list of all performance share unit awards and restricted stock unit awards received by you during your employment with the Company (the “Equity Awards”), and that you have no other equity or equity-based compensation rights with respect to the Company or any affiliate. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written performance share unit agreements and restricted stock unit agreements. The Company agrees that the plans and agreements for the Equity Awards provide for continued vesting of the Equity Awards through the end of your employment or other service with the Company as long as you continue providing services to the Company as provided under the Equity Awards.

You further acknowledge and agree that you have no right to receive any new performance share unit awards, restricted stock unit awards, or other equity-related awards in connection with your employment or Board service after the date of this Agreement, unless your Board service is extended beyond May 2025, in which case you’d be eligible to receive standard non-employee director fees and/or equity grants in accordance with the Board’s typical practices for non-employee directors.

MISCELLANEOUS

This Agreement contains the complete, entire understanding between you and the Company regarding the subject matter of this Agreement and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that nothing in this Agreement supersedes or replaces any of the terms of any Company policy or the terms of the Restrictive Covenants Agreement (a copy of which is enclosed with this Agreement) or any plans and agreements for the Equity Awards, each of which remains in effect in accordance with its terms.

ACCEPTANCE

Please sign and return this countersigned Agreement to me no later than April 23, 2024 to confirm your agreement to all terms included in this Agreement.

Sincerely,

/s/ William W. Burke		/s/ Elaine Birkemeyer

William W. Burke		Elaine Birkemeyer
Chair, Board of Directors		Chief Financial Officer

Acknowledged and Agreed To:

/s/ Daniel Reuvers
Daniel Reuvers

Date:	April 23, 2024